Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-191114

Issuer Free Writing Prospectus dated October 29, 2013

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A1 (Stable) / A+ (Stable) (Moody’s / S&P)

Principal Amount:	$400,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	October 29, 2013

Settlement Date:	November 5, 2013 (T+5)

Maturity Date:	November 15, 2023

Coupon:	3.40%

Price to Public:	99.923%

Benchmark Treasury:	2.50% due August 15, 2023

Benchmark Treasury Yield:	2.509%

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	3.409%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2014

Optional Redemption:

At any time on or after August 15, 2023, the Bonds will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest on the Bonds being redeemed to, but excluding the redemption date.

At any time before August 15, 2023, the Bonds will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Treasury Rate, plus 15 basis points, plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432 MV4

Joint Book-Running Managers:	KeyBanc Capital Markets Inc.
RBS Securities, Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
J.P. Morgan Securities LLC

Senior Co-Managers:	Mizuho Securities USA Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.

Co-Manager:	BBVA Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from KeyBanc Capital Markets Inc. by calling toll-free at 1-866-227-6479, RBS Securities, Inc. by calling toll-free at 1-866-884-2071, Scotia Capital (USA) Inc. by calling toll-free at 1-800-372-3930 and U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.